================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                           MIRAMAR MINING CORPORATION
                           --------------------------
                                (Name of Issuer)

                                  Common Shares
                         ------------------------------
                         (Title of Class of Securities)

                                    60466E100
                                 --------------
                                 (CUSIP Number)

                                November 22, 2005
             -------------------------------------------------------
             (Date of Event Which Required Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [X] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)

================================================================================

-------------------
CUSIP No. 60466E100                     13G                    Page 2 of 6 Pages
-------------------

------ -------------------------------------------------------------------------
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

       NEWMONT MINING CORPORATION
       84-1611629
------ -------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) [ ]
       (SEE INSTRUCTIONS)                                                (b) [ ]
------ -------------------------------------------------------------------------
3      SEC USE ONLY
------ -------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION
       DELAWARE
------ -------------------------------------------------------------------------
NUMBER OF SHARES         5      SOLE VOTING POWER
BENEFICIALLY OWNED BY           37,000,000
EACH REPORTING           ------ ------------------------------------------------
PERSON WITH:             6      SHARED VOTING POWER
                                0
                         ------ ------------------------------------------------
                         7      SOLE DISPOSITIVE POWER
                                37,000,000
                         ------ ------------------------------------------------
                         8      SHARED DISPOSITIVE POWER
                                0
------ -------------------------------------------------------------------------
 9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       37,000,000 (1)
------ -------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES (SEE INSTRUCTIONS)                                     [ ]
       Not Applicable
------ -------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
       15.7% (2)
------ -------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
       CO
--------------------------------------------------------------------------------

(1) Includes 18,500,000 common shares and 18,500,000 common shares issuable upon the exercise of warrants.
(2) Calculated based on the 217,634,803 common shares represented to be outstanding by the Issuer as of May 7, 2007 as reported in its current report on Form 6-K filed with the SEC on May 15, 2007.

-------------------
CUSIP No. 60466E100                     13G                    Page 3 of 6 Pages
-------------------

ITEM 1(a).     NAME OF ISSUER:

               Miramar Mining Corporation

ITEM 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               Suite 300-899 Harbourside Drive, North Vancouver, British Columbia, Canada V7P 3S1

ITEM 2(a).     NAME OF PERSON FILING:

               Newmont Mining Corporation

ITEM 2(b).     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

               1700 Lincoln Street, Denver, Colorado 80203

ITEM 2(c).     CITIZENSHIP:

               Delaware

ITEM 2(d).     TITLE OF CLASS OF SECURITIES:

               Common Stock

ITEM 2(e).     CUSIP NUMBER:

               60466E100

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

               (a)  [ ]  Broker or dealer registered under section 15 of the
                         Act;

               (b)  [ ]  Bank as defined in section 3(a)(6) of the Act;

               (c)  [ ]  Insurance company as defined in section 3(a)(19) of the
                         Act;

               (d)  [ ]  Investment company registered under section 8 of the
                         Investment Company Act of 1940;

               (e)  [ ]  An investment adviser in accordance with Rule
                         13d-1(b)(1)(ii)(E);

               (f)  [ ]  An employee benefit plan or endowment fund in
                         accordance with Rule 13d-1(b)(1)(ii)(F);

               (g)  [ ]  A parent holding company or control person in
                         accordance with Rule 13d-1(b)(1)(ii)(G) (Note: See
                         Item 7);

-------------------
CUSIP No. 60466E100                     13G                    Page 4 of 6 Pages
-------------------

               (h)  [ ]  A savings association as defined in section 3(b) of the
                         Federal Deposit Insurance Act;

               (i)  [ ]  A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

               (j)  [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

               If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

ITEM 4.        OWNERSHIP.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

          (a)  Amount beneficially owned:  See Item 9 of cover page.

          (b)  Percent of class:   See Item 11 of cover page.

          (c)  Number of shares as to which the person has:

               (i) sole power to vote or to direct the vote: See Item 5 of cover page.

               (ii) shared power to vote or to direct the vote: See Item 6 of cover page.

               (iii) sole power to dispose or to direct the disposition of: See
                    Item 7 of cover page.

               (iv) shared power to dispose or to direct the disposition of: See
                    Item 8 of cover page.

-------------------
CUSIP No. 60466E100                     13G                    Page 5 of 6 Pages
-------------------

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

               Newmont Mining Corporation of Canada Limited. See Exhibit A attached hereto.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               Not Applicable.

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

               Not Applicable.

ITEM 10.       CERTIFICATION.

               By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

-------------------
CUSIP No. 60466E100                     13G                    Page 6 of 6 Pages
-------------------

                                    SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: June 1, 2007

                                         NEWMONT MINING CORPORATION


                                         By: /s/ Sharon E. Thomas
                                             -----------------------------------
                                             Name:  Sharon E. Thomas
                                             Title: Vice President and Secretary

                                    EXHIBIT A

SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
COMPANY:

     Newmont Mining Corporation of Canada Limited

PLACE OF ORGANIZATION:

     Federal Corporation of Canada
     Ontario Corporation No. 1563217

I.R.S. IDENTIFICATION NUMBER:

     98-0367707